Exhibit 99.1

News Release	CORPORATION

7140 Office Circle
P.O. Box 15600
Evansville, IN47716-0600

	Investor Contact:	ChadMonroe
	Phone:	(812) 962-5041

	Media Contact:	Eva Schmitz
	Phone:	(812) 962-5011

FOR IMMEDIATE RELEASE

Accuride Corporation Announces Sale of

Bostrom® Seating

EVANSVILLE, Ind. — January 31, 2011 - Accuride Corporation (NYSE: ACW), a leading manufacturer and supplier of commercial vehicle components, today announced the sale of its Bostrom® Seating division to Commercial Vehicle Group, Inc. (Nasdaq: CVGI).

“Since acquiring Bostrom Seating as a portion of our 2005 acquisition of Transportation Technologies Industries, Inc., we have continued to build Bostrom’s brand recognition within the industry.  Today, Bostrom’s seats are well-known for their comfort, reliability, and style,” said Bill Lasky, Accuride’s President, CEO, and Chairman of the Board.  “While Bostrom is a solid company with strong customer demand for its products, the seating market is inconsistent with our focus on structural, drivetrain, and wheel-end products for commercial vehicles.  The Bostrom Seating brand and people who are transferring with it will be much better served with CVG’s ownership and diversified product focus on cab systems and components.”

“This acquisition further expands our North American presence in certain key end markets and enhances our overall aftermarket position with the addition of the Bostrom Seating brand of products,” said Mervin Dunn, President and Chief Executive Officer of Commercial Vehicle Group.  “Bostrom’s product offering and position in the commercial vehicle seating market, along with our existing operations and strong National and KAB Seating brands make this a strategic opportunity for us.  We look forward to working with Bostrom’s employees, customers and suppliers as we move forward together,” added Dunn.

BMO Capital Markets acted as the exclusive financial advisor to Accuride on this transaction.

-more-

Bostrom Seating is a recognized leading supplier of seating product for the North American heavy-truck, aftermarket, bus, and specialty vehicle markets.  For more information, visit Bostrom’s website at http://www.bostromseating.com.

Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture markets and the specialty and military transportation markets.  The Company’s products include static and suspension seat systems, electrical wire harness assemblies, controls and switches, structures and components, interior trim systems (including instrument panels, door panels, headliners, cabinetry and floor systems), mirrors and wiper systems specifically designed for applications in commercial vehicle cabs.  The Company, headquartered in New Albany, OH has operations throughout North America, Europe and Asia.  Information about the Company and its products is available on the internet at http://www.cvgrp.com.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, and other commercial vehicle components.  Accuride’s products are marketed under its brand names, which include Accuride®, Gunite®, ImperialTM, FabcoTM, BrillionTM, and Highway Original®.  For more information, visit Accuride’s website at http://www.accuridecorp.com.

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